Exhibit 5.1

March 9, 2009

VIVUS, Inc.

1172 Castro Street

Mountain View, CA 94040

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 9, 2009 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of your Common Stock, par value $0.001 per share (the “Shares”), reserved for issuance under the 2001 Stock Option Plan, as amended (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati